                                                                 Exhibit (d)(3d)

                                 AMENDMENT NO. 5
                              MANAGEMENT AGREEMENT

     Effective October 1, 2007, pursuant to adoption by the Board of Trustees on August 23, 2007, the following amendments are made to the Ultra Series Fund Management Agreement dated February 5, 1997.

     1. Paragraph No. 1 of the Recitals section of the Management Agreement is amended to read as follows:

          "1. The fund is a series-type, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940
     Act) that currently consists of thirteen investment portfolios (each, a Series) designated as Money Market, Bond, Diversified Income Fund, High Income, Large Cap Value, Mid Cap Value, Large Cap Growth, Mid Cap Growth, International Stock, Global Securities, Conservative Allocation, Moderate Allocation, Aggressive Allocation, Small Cap Value, Small Cap Growth, Target Retirement 2020, Target Retirement 2030 and Target Retirement 2040 Funds, each such Series having its own investment objective;"

     2. Article III entitled Compensation of the Manager is amended to add the following annual rate to the current list of rates:

"Target Retirement 2020 Fund   0.40%"
"Target Retirement 2030 Fund   0.40%"
"Target Retirement 2040 Fund   0.40%"

                                        ULTRA SERIES FUND


                                        By: /s/ David P. Marks
                                        Name: David P. Marks
                                        Title: President

ATTEST:


/s/ Diane M. Fisher


                                        MEMBERS CAPITAL ADVISORS, INC.


                                        By: /s/ Lawrence R. Halverson
                                        Name: Lawrence R. Halverson
                                        Title: Senior Vice President

ATTEST:


/s/ Diane M. Fisher